Exhibit 10.1

As amended through August 18, 2005

ANNTAYLOR STORES CORPORATION

DEFERRED COMPENSATION PLAN

PLAN DOCUMENT

1.	Purpose: The purpose of this AnnTaylor Stores Corporation Deferred Compensation Plan (the “Plan”) is to enable select employees of AnnTaylor Stores Corporation (“Ann Taylor”) and its subsidiaries (collectively, the “Company”) to defer compensation in accordance with the terms and conditions set forth herein.

2.	Administration

a.	The Plan shall be administered by the Board of Directors of AnnTaylor Stores Corporation (the “Board”), by a committee thereof, or by a committee of three or more persons appointed by the Board (the Board serving in such function, or such committee, or their respective delegate, hereinafter referred to as the “Committee”).

b.	The Committee shall have full power and authority to administer the Plan and otherwise to perform the duties and responsibilities specified hereunder. All determinations by the Committee shall be binding and conclusive on all parties. Without limiting the foregoing, the Committee shall have the following specific powers and duties:

(i)	to interpret the provisions of the Plan and make any and all determinations arising thereunder;

(ii)	to maintain such records as it shall deem necessary or appropriate for the proper administration of the Plan;

(iii)	to establish such rules and procedures not inconsistent with the terms of the Plan as it shall deem necessary or appropriate to effectuate the purpose of the Plan.

3.	Plan Year: The 1995 Plan Year shall commence on the effective date of the Plan and end on December 31, 1995. Beginning on January 1, 1996, the Plan Year shall be the calendar year.

4.

Eligible Employees: Eligibility to make deferrals under the Plan for any Plan Year shall be limited to those employees of the Company who, as of the day prior to the start of such Plan Year, hold the title of vice president or above (the “Participants”), provided that certain employees hired during a Plan Year may be eligible to participate during such Plan Year at the discretion of the Committee. Employees who hold the title of vice president or above as of the effective date of the Plan shall be eligible to participate in the 1995 Plan Year.

5.	Deferral of Compensation

a.	Subject to such restrictions and limitations as the Committee may impose, each Participant may elect, in writing on a form or forms prescribed by the Committee and at the time prescribed below, to have the Company defer payment (expressed in whole percentages) of (1) up to 25% of the Participant’s Compensation (as defined herein) with respect to a Plan Year, or (2) up to 100% of the Participant’s Incentive Compensation (as defined herein) with respect to a Plan Year. For purposes hereof, (i) the term “Compensation” with respect to a Plan Year shall mean the total salary and Incentive Compensation (as defined herein) earned by the Participant for services rendered in respect of such Plan Year (without regard to his or her deferral election hereunder), and (ii) the term “Incentive Compensation” with respect to a Plan Year shall mean all incentive compensation (attributable to “incentive compensation periods” which begin during the Plan Year) earned by the Participant for services rendered in respect of such Plan Year (without regard to his or her deferral election hereunder). For this purpose, Performance Compensation paid or earned under the AnnTaylor Stores Corporation Management Performance Compensation Plan shall be considered Incentive Compensation. Deferrals of salary shall be effected through payroll deductions. For purposes of the 1995 Plan Year, (1) a Participant’s salary to be included as Compensation shall be limited to salary earned during pay periods which commence after the effective date of the Plan and (2) Incentive Compensation shall be limited to the incentive compensation attributable to the “incentive compensation period” commencing in August 1995 shall be included as Incentive Compensation hereunder.

b.	Any election made pursuant to subparagraph (a) above to defer Compensation or Incentive Compensation shall be submitted to the Committee at such time prior to the beginning of the Plan Year with respect to which such Compensation will be earned as the Committee shall determine, and such election shall become irrevocable as of the commencement of such Plan Year, provided that, in the first Plan Year in which a Participant becomes eligible to participate in the Plan, such election may be made within 30 days after the date the Participant becomes eligible to participate in the Plan. For the 1995 Plan Year, any election pursuant to subparagraph (a) above shall be submitted to the Committee prior to the effective date of the Plan.

6.	Deferred Compensation Account: The Company shall establish a memorandum account (“Deferred Compensation Account”) for each Participant in the Plan. A Participant’s Deferred Compensation Account shall be (i) credited with all amounts deferred by the Participant under the Plan as of the date such amounts would otherwise have been paid to such Participant, and (ii) charged with any distributions made with respect to the Participant pursuant to Paragraph 7. A Participant’s Deferred Compensation Account will be credited quarterly on the last day of each calendar quarter with any amount representing interest at an annual rate equal to the one-year Treasury constant maturity rate determined as of the first day of each Plan Year, plus two percentage points.

7.	Payment of Deferred Compensation

a.	Except as otherwise provided in subparagraphs (b), (c) or (d) below, the amount then credited to a Participant’s Deferred Compensation Account shall be paid to him or her by the Company, in a single lump sum cash payment (less any mandatory withholding as provided in Paragraph 12 hereof), as soon as practicable following January 1 of the calendar year following the Participant’s termination of employment with the Company. The foregoing notwithstanding, any Participant who is considered a “specified employee” under section 409A of The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), as of the date the Participant’s employment is terminated, will not be entitled to any such distribution until at least six months after the termination of employment.

b.	In the event of the Participant’s termination of employment by reason of death or Disability (as defined herein), the Company shall pay to such Participant (or to such Participant’s Beneficiary, as defined in Paragraph 8 hereof), in a single lump sum cash payment, the amount then credited to such Participant’s Deferred Compensation Account (less any mandatory withholding as provided in Paragraph 12 hereof) as soon as practicable following the date of termination of employment due to the Participant’s death or Disability. For purposes hereof, a “Disability” shall exist if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the Company’s long-term disability plan.

c.	In the event that a Participant incurs a severe financial hardship occasioned by accident, illness or similar extraordinary and unforeseeable emergency beyond the control of the Participant, the Committee, in its sole discretion and upon written application of such Participant, may authorize immediate payment of all or a portion of the amount then credited to such Participant’s Deferred Compensation Account (less any mandatory withholding as provided in Paragraph 12 hereof) (a “Hardship Withdrawal”); provided that such payment shall in no event exceed the amount necessary to alleviate such financial hardship. The circumstances that will give rise to the approval of a Hardship Withdrawal will depend upon the facts of each case, but, in any case, payment under this subparagraph (c) may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan.

d.	In the event of a Change in Control (as defined in subparagraph (e) hereof), the Company shall pay each Participant the amount then credited to such Participant’s Deferred Compensation Account in a single lump sum cash payment (less any mandatory withholding as provided in Paragraph 12 hereof) as soon as practicable thereafter, provided that amounts deferred after December 31, 2004, including amounts relating to Incentive Compensation with respect to the 2004 Plan Year which were paid in 2005, will not be distributed pursuant to this Section 7(d) unless the event also qualifies as a change in control pursuant to the definition in Section 409A. For purposes of clarification, unless a Change in Control is deemed to have occurred in accordance with Section 409A and subparagraph (e) hereof, all amounts credited to such Participant’s Deferred Compensation Account shall be distributed in accordance with subparagraphs (a) through (c) hereof.

e.	A “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)	any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (1) the Company, (2) Merrill Lynch & Co. or any affiliate thereof, which for purposes of this Agreement shall include First Capital Partners Inc. and its affiliates (collectively “ML”), (3) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (4) any corporation owned, directly or indirectly, by the stockholders of Ann Taylor in substantially the same proportion as their ownership of shares of common stock of Ann Taylor (a “Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Ann Taylor representing 30% or more of the combined voting power of Ann Taylor’s then outstanding voting securities (not including the securities beneficially owned by such Person securities acquired directly from ML representing in excess of 15% of the combined voting power of Ann Taylor’s then outstanding voting securities but including any such securities acquired directly from ML representing up to 15% of such combined voting power);

(ii)	during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Ann Taylor to effect a transaction described in clause (i), (iii), or (iv) of this Paragraph 7(e)) whose election by the Board or nomination for election by Ann Taylor’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)	the stockholders of Ann Taylor approve a merger or consolidation of Ann Taylor with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of Ann Taylor outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of Ann Taylor or such surviving or parent entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of Ann Taylor (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Ann Taylor representing 30% or more of the combined voting power of Ann Taylor’s then outstanding securities (not including the securities beneficially owned by such Person securities acquired directly from ML representing in excess of 15% of the combined voting power of Ann Taylor’s then outstanding voting securities but including any such securities acquired directly from ML representing up to 15% of such combined voting power); or

(iv)	the stockholders of Ann Taylor approve a plan of complete liquidation of Ann Taylor or an agreement for the sale or disposition by Ann Taylor of all or substantially all of Ann Taylor’s assets (or any transaction having a similar effect).

8.	Designation of Beneficiary: A Participant may designate a Beneficiary or Beneficiaries to receive any amount due him or her hereunder at his or her death by executing a form prescribed by the Committee and delivering it to the Committee at any time prior to his or her death. A participant may revoke or change his or her Beneficiary designation without the Beneficiary’s consent by executing a new form and delivering it to the Committee at any time and from time to time prior to his or her death. If a Participant shall have failed to designate a Beneficiary, or if no such Beneficiary shall survive him or her, then such amounts shall be paid to his or her spouse, if then living, or, if not, to his or her estate.

9.	Other Employee Benefits: Any Compensation deferred and any benefits paid under the Plan shall not be included in creditable compensation in computing benefits under any employee benefit plans of the Company, except to the extent provided for thereunder.

10.	No Right to Employment: Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Company.

11.	Deferred Compensation as an Unsecured Promise: The Company shall not segregate any funds representing the Deferred Compensation Accounts of Participants hereunder, and nothing in the Plan shall be construed as providing for such segregation. All payments provided for under the Plan shall be paid in cash from general assets of the Company. Nothing the Plan, and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Committee or the Company and any Participant, designated Beneficiary or any other person. The Participants, their designated Beneficiaries and any other persons under the Plan, shall rely solely on the unsecured promise of the Company to make payments required hereunder, but shall have the right to enforce such a claim in the same manner as any unsecured general creditor of the Company.

12.	Withholding: The Company shall deduct and withhold from any payments made hereunder all sums which it then may be required to deduct or withhold pursuant to any applicable statute, law, regulation or order of any jurisdiction whatsoever.

13.	No Assignment: No Participant, designated Beneficiary, or any other person entitled to any payment hereunder shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any right to receive a payment in advance of any such payment, and any attempted transfer, assignment, anticipation, mortgage or encumbrance shall be void.

14.	Obligations to the Company: If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owed to the Company, then the Company may offset such amounts owed to it against the amount of benefits otherwise distributable.

15.	Amendment and Termination: The Board reserves the absolute right to amend or terminate the Plan, in whole or in part, at any time and from time to time, provided that no such amendment or termination shall adversely affect the right of any Participant or Beneficiary hereunder to receive payment of any benefits deferred hereunder prior to the date of such amendment or termination. Notwithstanding the foregoing or any other provision of the Plan, upon termination of the Plan, the Committee, in its sole discretion, may accelerate payment of all benefits deferred hereunder in such manner as it shall determine. Notwithstanding the foregoing, in the event that the Committee determines that accelerated payment of benefits under the Plan would be adverse to a Participant under any applicable law, such Participant’s benefits will be paid in accordance with Section 7.

16.	Distribution of Plan Amendments; Acknowledgments

a.	The Committee shall furnish each Participant with a copy of the Plan prior to his or her initial deferral election hereunder. In addition, the Committee shall furnish each Participant, or in the case of a deceased Participant, his or her Beneficiary, with a copy of any amendment of the Plan.

b.	Each Participant, prior to or simultaneously with his or her initial deferral election, shall acknowledge receipt of a copy of the Plan. Such acknowledgment shall constitute an agreement by the Participant that the Participant, his or her Beneficiary and any representatives shall be bound by all of the terms and conditions of the Plan.

17.	Governing Law: Except to the extent preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Delaware.